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                                                                    EXHIBIT 16.1


                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]


August 13, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by The TriZetto Group, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to the disclosure requirements of Item 304 of Regulation S-K under Item 5 of Form 10-Q for the quarter ended June 30, 2001. We agree with the statements concerning our Firm in such Form 10-Q. However, we have no basis to comment as to whether management has adequately addressed the material weakness discussed in the second paragraph of the attached statement.

Very truly yours,

PricewaterhouseCoopers LLP

Attachment
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                                                                      ATTACHMENT

ITEM 5. OTHER INFORMATION

     Effective August 7, 2001, our Board of Directors approved the engagement of Ernst & Young LLP as its independent accountants for the year ending December 31, 2001 to replace the firm of PricewaterhouseCoopers LLP ("PWC"), which was dismissed as our independent accountants effective August 7, 2001. The Audit Committee of our Board of Directors recommended the change of our independent accountants to our Board of Directors, also effective August 7, 2001.

     PWC's reports on our consolidated financial statements for fiscal years ended December 31, 1999 and 2000 did not contain an adverse opinion, disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 1999 and 2000 and subsequent interim periods through August 7, 2001, there were no disagreements with PWC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the matter in its reports. In addition, there were no reportable events during this period, as described in Item 304(a)(1)(v) of the SEC's Regulation S-K, except that PWC's Letter of Recommendations on Internal Controls for the year ended December 31, 2000 identified a material weakness related to the resources within our corporate accounting and finance department and recommended that the Company hire new staff and establish additional procedures to facilitate the proper recognition of revenue. We have hired additional staff and implemented new policies and procedures that adequately address the issues raised in PWC's letter.


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